Exhibit 99.1

FROM: P.A.M. TRANSPORTATION SERVICES, INC.

P.O. BOX 188

Tontitown, AR 72770

Allen W. West

(479) 361-9111

P.A.M. TRANSPORTATION SERVICES, INC.

ANNOUNCES RESULTS FOR THE FOURTH QUARTER

AND YEAR ENDED DECEMBER 31, 2014

Tontitown, Arkansas, February 10, 2015...... P.A.M. Transportation Services, Inc. (NASDAQ: PTSI) today reported adjusted net income of $4,649,901 or adjusted diluted earnings per share of $0.58 for the quarter ended December 31, 2014. Adjusted net income and adjusted diluted earnings per share exclude the negative impact of an estimated amount reserved in the fourth quarter of 2014 for the anticipated settlement of a lawsuit which claims that the Company was in violation of minimum wage laws with regard to certain activities performed by employee drivers. Including the negative impact of the charge for the anticipated settlement, net income increased 64.6% to $2,132,541 or diluted and basic earnings per share of $0.27 for the quarter ended December 31, 2014 as compared to net income of $1,295,393 or diluted and basic earnings per share of $0.15 for the quarter ended December 31, 2013.

Net income for the year ended December 31, 2014 increased 128.1% to $13,491,430 or diluted earnings per share of $1.68 ($1.69 basic) compared to net income of $5,914,814 or diluted and basic earnings per share of $0.68 for the year ended December 31, 2013. Excluding the impact of the estimated amount reserved in the fourth quarter for the anticipated lawsuit settlement, adjusted net income and adjusted diluted earnings per share for the year ended December 31, 2014 were $15,958,341 and $1.99, respectively.

Operating revenues, including revenue from fuel surcharges, increased 5.4% to $101,714,604 for the fourth quarter of 2014 compared to $96,545,594 for the fourth quarter of 2013. Operating revenues, including fuel surcharges, were $410,937,229 for the year ended December 31, 2014 compared to $402,813,020 for the year ended December 31, 2013.

Daniel H. Cushman, President of the Company, commented, “We have had an extremely satisfying year. Beginning with second quarter, we had very consistent operating profits which averaged in the $8 million range for each quarter when excluding the fourth quarter lawsuit settlement reserve. Our model, which consists of our Automotive Division, Expedited Division, Dedicated Division, Mexico Division and random Van Division, has been very consistent.

“We have also continued to diversify our customer base in each division. One thing that we were not able to do, that we have done in the past, is take advantage of seasonal opportunities in the fourth quarter. This type of opportunity is generally a result of utilizing a large random freight fleet, and according to our own goals, we have reduced our random fleet in exchange for more driver friendly freight and routes. We believe our random fleet is currently right-sized for our immediate needs, which is to support the backhaul needs of our other divisions as well as servicing our customer base that only has one-way freight. We have also started to focus more efforts into our brokerage division which has seen considerable growth in the most recent 60 days and is gaining great momentum.

“All of our key performance indicators, from an operating standpoint, have improved quarter over quarter as well as year over year. Empty miles improved 1.3% and revenue per truck each week improved 7.4% in the fourth quarter. For the year, empty miles improved 7.2% and revenue per truck each week improved 2.7%. We continue to see an increase in our base rate per mile although the increase is skewed lower due to our largest customer switching to a different rate structure. Under this new rate structure, a portion of the base rate has been pushed into the fuel surcharge category which reduces the per mile base rate reported.

“We have increased driver pay by varying amounts in certain divisions and continue to invest in and grow our student driver solution. While the driver market remains very challenging, we feel we offer driving professionals a great opportunity to make a good living, experience some of the most driver friendly routes available, and drive a newer model truck. We continue to offer our drivers and customers one of the newest fleets in the industry and as a result our drivers and customers recognize our commitment to safety, reliability and service.

“We are very proud of the fact that the results for 2014 would have been the best in the Company’s 35 year history were it not for the negative impact of the reserve for the lawsuit settlement. The continued strong demand for our services and favorable fuel prices are certainly encouraging as we set our sights on the remainder of 2015 for which we intend to focus on growth and continuous profitability improvements.”

In addition to our results under United States generally accepted accounting principles (GAAP), this press release also includes non-GAAP financial measures termed adjusted net income and adjusted diluted earnings per share. The Company defines adjusted net income and adjusted diluted earnings per share as GAAP net income and GAAP diluted earnings per share, respectively, plus the amount reserved for the anticipated settlement of the minimum wage lawsuit, less the tax benefit associated with the settlement. Management believes that reporting adjusted net income and adjusted diluted earnings per share more clearly reflects the Company’s current operating results and provides investors with a better understanding of the Company’s overall financial performance. In addition, the adjusted results, although not a financial measure under GAAP, facilitate the ability to analyze the Company’s financial results in relation to those of its competitors and to the Company’s prior financial performance by excluding items which otherwise would distort the comparison. However, because not all companies use identical calculations, the Company's presentation of adjusted results may not be comparable to similarly titled measures of other companies. Adjusted net income or adjusted diluted earnings per share are not recognized terms under GAAP, do not purport to be alternatives to, and should be considered in addition to, and not as a substitute for or superior to, net income or diluted earnings per share as defined under GAAP.

Pursuant to the requirements of Regulation G, we have provided a tabular reconciliation of GAAP net income to adjusted net income and GAAP diluted earnings per share to adjusted diluted earnings per share in this press release.

P.A.M. Transportation Services, Inc. is a leading truckload dry van carrier transporting general commodities throughout the continental United States, as well as in the Canadian provinces of Ontario and Quebec. The Company also provides transportation services in Mexico through its gateways in Laredo and El Paso, Texas under agreements with Mexican carriers.

Certain information included in this document contains or may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may relate to expected future financial and operating results or events, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, excess capacity in the trucking industry; surplus inventories; recessionary economic cycles and downturns in customers' business cycles; increases or rapid fluctuations in fuel prices, interest rates, fuel taxes, tolls, license and registration fees; the resale value of the Company's used equipment and the price of new equipment; increases in compensation for and difficulty in attracting and retaining qualified drivers and owner-operators; increases in insurance premiums and deductible amounts relating to accident, cargo, workers' compensation, health, and other claims; unanticipated increases in the number or amount of claims for which the Company is self-insured; inability of the Company to continue to secure acceptable financing arrangements; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors including reductions in rates resulting from competitive bidding; the ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations; a significant reduction in or termination of the Company's trucking service by a key customer; and other factors, including risk factors, included from time to time in filings made by the Company with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks and uncertainties, the forward-looking events and circumstances discussed above and in company filings might not transpire.

P.A.M. Transportation Services, Inc. and Subsidiaries

Key Financial and Operating Statistics

(unaudited)

	Quarter ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013

Revenue, before fuel surcharge	$78,923,809	$75,469,175	$316,583,955	$313,116,995
Fuel surcharge	22,790,795	21,076,419	94,353,274	89,696,025
	101,714,604	96,545,594	410,937,229	402,813,020

Operating expenses and costs:
Salaries, wages and benefits	26,971,358	25,967,999	108,370,974	107,037,366
Operating supplies and expenses	28,314,741	32,462,836	126,874,439	137,267,664
Rent and purchased transportation	25,075,271	20,716,991	90,831,124	85,225,650
Depreciation	8,966,884	9,552,111	36,296,221	39,087,688
Insurance and claims	8,148,524	3,621,365	20,273,664	14,586,585
Other	2,289,316	2,188,674	9,871,459	8,956,502
Gain on disposition of equipment	(1,177,467)	(31,903)	(4,591,185)	(854,491)
Total operating expenses and costs	98,588,627	94,478,073	387,926,696	391,306,964

Operating income	3,125,977	2,067,521	23,010,533	11,506,056

Interest expense	(659,535)	(834,235)	(2,897,272)	(3,374,948)
Non-operating income	974,262	837,220	2,099,362	1,539,629

Income before income taxes	3,440,704	2,070,506	22,212,623	9,670,737
Income tax expense	1,308,163	775,113	8,721,193	3,755,923

Net income	$2,132,541	$1,295,393	$13,491,430	$5,914,814

Diluted earnings per share	$0.27	$0.15	$1.68	$0.68

Average shares outstanding – Diluted	8,026,979	8,683,400	8,034,376	8,681,921

	Quarter ended December 31,		Twelve Months Ended December 31,
Truckload Operations	2014	2013	2014	2013

Total miles	51,176,203	50,874,675	209,990,358	209,837,462
Operating ratio (1)	95.91%	97.21%	92.42%	96.24%
Empty miles factor	7.01%	7.10%	6.80%	7.33%
Revenue per total mile, before fuel surcharge	$1.40	$1.39	$1.39	$1.38
Total loads	69,651	63,971	282,446	260,970
Revenue per truck per work day	$657	$612	$650	$633
Revenue per truck per week	$3,285	$3,060	$3,250	$3,165
Average company-driver trucks	1,403	1,467	1,433	1,483
Average owner operator trucks	333	365	340	322

Logistics Operations
Total revenue	$7,062,430	$4,856,509	$23,862,708	$23,033,491
Operating ratio	97.37%	97.96%	96.53%	97.35%

P.A.M. Transportation Services, Inc. and Subsidiaries

Reconciliation of GAAP Measures to Non-GAAP Amounts

Reconciliation of Net Income to Adjusted Net Income

(unaudited)

	Quarter ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013

Net income (GAAP)	$2,132,541	$1,295,393	$13,491,430	$5,914,814

Additions:
Minimum wage lawsuit settlement reserve estimate	4,061,583	-	4,061,583	-

Reductions:
Tax benefit of lawsuit settlement deduction (2)	1,544,223	-	1,594,672	-

Adjusted net income (non-GAAP)	$4,649,901	$1,295,393	$15,958,341	$5,914,814

P.A.M. Transportation Services, Inc. and Subsidiaries

Reconciliation of GAAP Measures to Non-GAAP Amounts

Reconciliation of Diluted Earnings Per Share to

Adjusted Diluted Earnings Per Share

(unaudited)

	Quarter ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013

Diluted earnings per share (GAAP)	$0.27	$0.15	$1.68	$0.68

Additions:
Minimum wage lawsuit settlement reserve estimate	0.51	-	0.51	-

Reductions:
Tax benefit of lawsuit settlement deduction (2)	0.20	-	0.20	-

Adjusted diluted earnings per share (non-GAAP)	$0.58	$0.15	$1.99	$0.68

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1)

Operating ratio has been calculated based upon total operating expenses, net of fuel surcharge, as a percentage of revenue, before fuel surcharge. We used revenue, before fuel surcharge, and operating expenses, net of fuel surcharge, because we believe that eliminating this sometimes volatile source of revenue affords a more consistent basis for comparing our results of operations from period to period.

2)	The tax benefit is calculated using the effective tax rates for each respective period prior to any adjustments for non-GAAP amounts.